UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
of 1934 (Amendment No.         )

Check the appropriate box:

/___/  Preliminary Information Statement
/__/ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
 /_x_/  Definitive Information Statement

               AMERICA'S SENIOR FINANCIAL SERVICES, INC.
            (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/_X_/   No fee required
/__/    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11































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                      AMERICA'S SENIOR FINANCIAL SERVICES, INC.
                         10800 Biscayne Blvd., Suite 500
                               Miami, Florida 33161

                               CONSENT STATEMENT
                 CONSENT OF SHAREHOLDERS IN LIEU OF SPECIAL MEETING

To the Shareholders of America's Senior Financial Services, Inc.:

This Consent Statement is furnished to the Shareholders of America's Senior Financial Services, Inc., a Florida corporation ("AMSE"), in connection with the solicitation of written consents on behalf of the Board of Directors of AMSE with respect to the matter set forth below. This Consent Statement is first being mailed to Shareholders of AMSE on or about March 10, 2002.

In connection with this Consent Statement, Shareholders are being asked to consider and consent to a proposal to amend the AMSE Articles of Incorporation to increase the number of shares of authorized common stock from 25,000,000 shares to 100,000,000 shares (the "Amendment").

The principal executive office of AMSE is 10800 Biscayne Blvd., Suite 500, Miami, FL 33161. The telephone number of the principal executive office of AMSE is (305) 751-3232, extension 2266.

YOUR CONSENT IS IMPORTANT, SINCE APPROVAL OF THE AMENDMENT REQUIRES THE WRITTEN CONSENT OF THE HOLDERS OF OUTSTANDING STOCK WITH 14,080,080 VOTES. ACCORDINGLY, YOU ARE URGED TO READ AND TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS CONSENT STATEMENT.





The date of this Consent Statement is March 6, 2002.



















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                                      GENERAL INFORMATION

Under Florida law, unless otherwise provided in the Articles of Incorporation, any action that may be taken at any annual or special meeting of Shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote were present and voted, and those consents are properly delivered to the corporation. AMSE's Articles of Incorporation do not limit the right of Shareholders of AMSE to take action by written consent.

The Board of Directors has fixed the close of business on January 31, 2002 as the record date for the determination of Shareholders entitled to consent to the Proposal (the "Record Date"). Accordingly, only Shareholders of record on the books of AMSE at the close of business on the Record Date will be entitled to consent to the Proposal. The Board has also fixed March 30, 2002 as the date on or after which the written consents will be tabulated.

On the Record Date, AMSE had outstanding 17,567,915 shares of Common Stock and 3,718,003 shares of Class A Preferred Stock, which are the only outstanding shares of AMSE entitled to vote on this matter (the "voting stock"). Each share of Common Stock is entitled to one vote and each share of Class A Preferred Stock is entitled to three votes per share. Accordingly, as of the Record Date holders of the outstanding voting stock are entitled to a total of 28,160,159 votes and the consent of the holders of voting stock with 14,080,080 votes is required to adopt the proposal. The cost of soliciting consents will be borne by AMSE. In addition to solicitation by mail, officers, directors, and other employees of AMSE may solicit consents by telephone, telegraph or personal contact without additional compensation.

Consents in the accompanying form that are properly executed and dated, duly returned and not revoked will be tabulated in accordance with the instructions on such consents. If a consent is executed but no indication is made with respect to the matter contained in such consent as to which action is to be taken, such consent will be deemed to constitute a consent to approve the Proposal. Any consent may be revoked in writing at any time prior to the close of business on the date that consents signed by a sufficient number of Shareholders to take the action are received by AMSE. The unrevoked signed and dated consents of the holders of voting stock with 14,080,080 votes outstanding as of the Record Date are necessary to effect the approval of the Amendment.

                             PURPOSE OF THE AMENDMENT

Increase in Authorized Shares of Common Stock

The authorized common stock of AMSE currently consists of 25,000,000 of Common Stock, $.001 par value per share. If the Amendment is approved, the authorized Common Stock will be 100,000,000 shares. There were 17,567,915 shares of Common Stock issued and outstanding as of the Record Date.




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If the shareholders approve this increase in the number of shares of Common
Stock we are authorized to issue, we would be able to issue stock for any valid corporate purpose that the Board of Directors may deem advisable, including stock splits and stock dividends, financings, funding employee benefit plans and acquisitions. The availability of additional shares of Common Stock for issuance will provide us with greater flexibility in taking any of these actions without the delay or expense of obtaining shareholder approval for the particular transaction, except to the extent required by state law or other regulatory requirements. No specific issuances are presently contemplated. Although we may issue shares pursuant to our investment agreement with JJ&T, L.L.C. described below subject to certain requirements being met, the amount 3 and timing of any such sale of shares has not been determined. Your consent to the Amendment does not constitute consent to the investment agreement with JJ&T, L.L.C.

Although our Board of Directors will authorize the issuance of additional Common Stock based on its judgment as to our best interests and that of our shareholders, future issuance of Common Stock could have a dilutive effect on existing shareholders. Shareholders are not now, and will not be entitled to preemptive rights to purchase shares of any authorized capital stock if additional shares are issued later. In addition, the issuance of additional shares of Common Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

The Investment Agreement with JJ&T, L.L.C.

On November 16, 2001 we entered into an investment agreement with JJ&T, L.L.C. The investment agreement entitles us to issue and sell our common stock to JJ&T for up to an aggregate of $15 million from time to time during a three-year period beginning on the date that the registration statement covering resale of shares, which may be issued pursuant to the investment agreement declared effective. Each election by us to sell stock to JJ&T is referred to as a put right. At no time during the course of this agreement can JJ&T own more than 4.9% of the total outstanding shares of the Company's common stock. As of 1/31/02 there were 17,567,915 shares of common stock outstanding. Based on our current outstanding shares and assuming JJ&T held no other shares of our common stock at the time of a put notice, this would limit the amount of shares which could be put to JJ&T pursuant to a put right to 860,828 shares. This would equate to a purchase price of $378,764 at a price of $.50, $568,146 at a price of $.75 and $757,529 at a price of $1.00.

Put rights. In order to exercise a put right, we must have an effective registration statement on file with the SEC registering the resale of shares of our common stock that my be issued as a consequence of the exercise of our put right. We must indicate the dollar amount of our common stock that we sell under the put. The number of shares of our common stock sold to JJ&T in a put may not exceed the weighted daily average reported trading volume of our common stock for the 20 days preceding the date of our put notice or be less than $25,000 of our stock. No put right may be exercised within five trading days of the last put right.

For each share of our common stock, JJ&T will pay us 88% of the average of the two lowest closing bid prices of our stock during the 20 trading days ending on the third trading day following the date we give JJ&T a put notice.

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Although JJ&T is bound to purchase the shares pursuant to a put right, such purchase is subject to customary clauses such as our being in compliance with the representations and warranties set forth in the investment agreement, lack of material adverse changes in our business, and effectiveness of a registration statement covering resale of the shares.

Required increase in authorized common stock. Under the investment agreement, we are required to obtain shareholder approval to increase the number of our authorized shares of common stock up to a maximum of 200,000,000 shares, but not less than 100,000,000 shares by March 16,2002 and register such increased shares for resale by JJ&T.

Restrictive covenants. During the term of the investment agreement we are prohibited from engaging in certain transactions. These include the sale of securities similar in scope and substance to our investment agreement with JJ&T and issuance of securities at a discount to market, with certain exceptions.

JJ&T's right of indemnification. We have agreed to indemnify JJ&T (including its officers, directors, employees, and agents) from liability and losses resulting from any misrepresentations or breaches we make in connection with the investment agreement, the registration rights agreement and the registration statement.

Placement agent. We signed an agreement with First Montauk Securities Corp. to be placement agent for the investment agreement with JJ&T. Under such agreement we will pay First Montauk a placement fee of 3% of the purchase price of each sale of stock to JJ&T under the investment agreement.

Stock purchase warrants. In connection with the investment agreement we issued 500,000 common stock purchase warrants to JJ&T and 250,000 common stock purchase warrants to First Montauk Securities Corp. which firm acted as our placement agent in connection with the investment agreement. Such warrants may be exercised for three years following the effective date of a registration covering resale of such shares. These warrants can be exercised at the lower of (i)110% of the closing bid price on the date the agreement was signed
(.18) or (ii) 110% of the closing bid price on the date the registration becomes effective.

Beneficial Ownership of Capital Stock

The following table sets forth certain information regarding the beneficial ownership of Common Stock and Class A Preferred Stock (the "Preferred Stock") as of the Record Date by (i) each stockholder who is known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock or Preferred Stock, (ii) each director and executive officer of the Company and (iii) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.








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                                     Shares Beneficially Owned(1)
                   Common Stock	Percentage	Preferred Stock	Percentage

Nelson A. Locke(2)(4)  3,491,842    17.8%        1,776,108           35.3%
Cheryl D. Locke(2)(4)  3,491,842    17.8%        1,776,108           35.3%
Charles M. Kluck(3)(4) 1,483,895     8.0%          858,895           17.1%
Michael Buono(4)       1,273,179     6.8%        1,016,500           20.2%
Thomas G. Sherman(4)     185,000     1.0%           -0-               -0-%
Dean J. Girard(4)         77,408      .4%           -0-               -0-%
All executive officers 6,102,408   29.97%        3,651,503           72.5%
and directors as a group
( 6 persons)

(1) Applicable percentage of ownership as of January 31, 2002 is based upon 17,567,915 shares of Common Stock and 5,034,669 shares of Preferred Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares shown asbeneficially owned by them.

(2) Nelson A. Locke and Cheryl D. Locke own such shares as joint tenants.

(3) Includes 200,000 shares of Common Stock and 138,224 shares of Preferred Stock owned by his sister, Linda Kluck.

(4) Includes options to acquire Common Stock under Form A Stock Option Plan as follows: Cheryl and Nelson Locke 300,000 shares, Charles Kluck 75,000 shares, Michael Buono 50,000 shares, Thomas Sherman 75,000 shares, Dean Girard 10,000 shares.

(5) Common Stock includes Preferred Stock which may be converted into Common Stock as follows: Cheryl and Nelson Locke 1,776,108 shares, Charles Kluck 858,895 shares, Michael Buono 1,016,500.



                                                _____________________________











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Sign and Return this page ONLY







CONSENT OF SHAREHOLDER
OF
AMERICA'S SENIOR FINANCIAL SERVICES, INC.



	The undersigned shareholder(s) of AMERICA'S SENIOR FINANCIAL SERVICES, INC., a Florida corporation, hereby consent to the amendment of the Articles of Incorporation to increase the authorized common stock to 100,000,000 shares.


Date:   March __, 2002                       	_____________________________
								Signature(s)
                                                ______________________________
								Last Name/Number of Shares voted